Exhibit 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

ZAPATA CORPORATION

Statement Regarding Computation of Per Share Earnings

	Three Months Ended September 30, 2002	Three Months Ended September 30, 2001

Net income (in thousands)	$2,392	$14,656
Weighted average common shares outstanding – basic	2,391	2,391
Net income per share – basic	$1.00	$6.13
Dilutive effect of outstanding options	4	—
Weighted average common shares outstanding – diluted	2,395	2,391
Net income per share – diluted	$1.00	$6.13

	Nine Months Ended September 30, 2002	Nine Months Ended September 30, 2001

Net income (in thousands)	$4,834	$3,553
Actual outstanding common shares at beginning of period	2,391	23,889
Effect of ten-for-one reverse stock split	—	(21,500)
Other adjustments	—	2
Weighted average common shares outstanding – basic	2,391	2,391
Net income per share – basic	$2.02	$ 1.49
Dilutive effect of outstanding options	4	—
Weighted average common shares outstanding – diluted	2,395	2,391
Net income per share – diluted	$2.02	$ 1.49